UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2011

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Merger Agreement

On September 29, 2011, NeoPhotonics Corporation (the “Company”), Santur Corporation (“Santur”), Dulcimer Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Shareholder Representative Services LLC, solely in its capacity as the Stockholder Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub would merge (the “Merger”) with and into Santur, with Santur surviving as a wholly owned subsidiary of the Company.

Total cash consideration is expected to be approximately $39.2 million, after deductions for closing costs and other adjustments, plus up to $7.5 million additional cash contingent on the financial performance of Santur’s products during calendar year 2012. The Merger Agreement has been unanimously approved by the boards of directors of both the Company and Santur and by holders of a majority of Santur’s outstanding shares.

Consummation of the Merger is subject to customary closing conditions, including the accuracy of the representations and warranties of Santur contained in the Merger Agreement and the absence of any material adverse effect on Santur. The transaction is expected to close in the fourth calendar quarter of 2011.

Amendment to Loan Agreement

On September 29, 2011, the Company entered into a Third Amendment to Loan and Security Agreement and Waiver and Consent (the “Amendment”) to that certain Loan and Security Agreement dated as of December 20, 2007, as amended by that certain First Amendment to Loan and Security Agreement dated as of December 18, 2008 and that certain Second Amendment to Loan and Security Agreement dated as of December 11, 2009 (collectively, the “Loan Agreement”) with Comerica Bank. The Amendment amends the Loan Agreement to, among other things, (i) provide for an acquisition line in an aggregate amount up to $20,000,000 (the “Acquisition Line”), (ii) provide a new equipment line in an amount up to $7,000,000 (the “Equipment Line”), (iii) extend the maturity date of the existing $8,000,000 revolving line of credit (the “Revolving Line”) to September 30, 2014, (iv) make the Revolving Line non-formula based, (v) reduce the interest rate on the Revolving Line to LIBOR plus 2%, and (vi) amend the financial covenants requiring the Company to maintain a minimum tangible net worth, bank debt liquidity ratio and cash liquidity. The Amendment increases the total borrowing capacity under the credit facilities from $17,500,000 to $35,000,000. The Acquisition Line matures on September 29, 2015. The Equipment Line matures on September 30, 2015. The interest rate for the Revolving Line, Acquisition Line and Equipment Line is LIBOR plus 2% or Comerica Bank’s prime rate plus 2%, as elected by the Company or as otherwise determined under the Amendment. In addition, there is an unused Revolving Line fee of 0.25%.

The Loan Agreement also includes customary events of default including upon the occurrence of a payment default, a covenant default, a material impairment in the prospect of repayment of any portion of the obligations, a material impairment in the perfection, value or priority of Comerica Bank’s security interests in the collateral, and insolvency. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the Loan Agreement as well as grant Comerica Bank the right to exercise remedies with respect to the collateral.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 above regarding the Loan Agreement, as amended by the Amendment, with Comerica Bank is incorporated by reference into this Item 2.03.

ITEM 8.01 OTHER EVENTS

On September 15, 2011, the Company’s Board of Directors approved the adoption of its 2011 Inducement Award Plan (the “Plan”). The Plan reserves 750,000 shares of the Company’s common stock solely for the granting of options, stock appreciation rights, restricted stock grants, restricted stock units and other awards to new employees of the Company and affiliates of the Company, including in connection with the Merger pursuant to Merger Agreement. The Plan was adopted without stockholder approval in reliance on the “employment inducement exemption” provided under Rule 303A.08 of the New York Stock Exchange Listed Company Manual. This description is qualified in its entirety by reference to the full text of the Plan, which will be filed as an exhibit to the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission prior to any grants under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2011	NEOPHOTONICS CORPORATION

	By:	/s/ James D. Fay
James D. Fay
Vice President and Chief Financial Officer